Exhibit 10.2

Connecture, Inc.

18500 W. Corporate Drive

Suite 250

Brookfield, WI 53045

November 12, 2015

Mr. Robert Douglas Schneider

136 N. Milwaukee Street

Apt 509

Milwaukee, WI 53202

Re: Title and Bonus Opportunity Changes

Dear Doug:

This letter hereby informs you that in connection with the appointment of Jeffery Surges as Chief Executive Officer of Connecture, Inc., a Delaware corporation (the “Company”) effective as of November 17, 2015 (the “Transition Date”), the board of directors of the Company (the “Board”) has determined that you shall be assigned to the new position of President and Chief Product Officer and that you shall report to the Chief Executive Officer of the Company. From the date hereof through the Transition Date, you shall retain the title and continue to perform the duties of Chief Executive Officer. In addition, as of the date hereof, the target for your Annual Bonus (as defined in your offer letter, dated December 15, 2011) will be decreased from 125% of your current base salary to 50% of your then current base salary. You shall also be granted restricted stock units representing 25,000 shares of the Company’s Common Stock on or about January 1, 2016, which restricted stock units shall vest based upon achievement of performance metrics related to the market price of the Company’s Common Stock on the Nasdaq Global Market, or such other stock exchange constituting the primary market on which such shares are then traded, that shall be determined by the Compensation Committee or the Board at the time of grant. All other terms of your existing employment arrangements with the Company shall remain unchanged.

Thank you for your continued support of the Company. Please acknowledge your agreement to the foregoing by countersigning this letter in the space provided below.

Connecture, Inc.

By:	/s/ James Purko
James Purko, CFO

Acknowledged and agreed:

/s/ Robert Douglas Schneider	Date: November 12, 2015
Robert Douglas Schneider